UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: July 31, 2014

(Date of earliest event reported)

FEDERATED NATIONAL HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Florida	0-2500111	65-0248866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14050 N.W. 14th Street, Suite 180
Sunrise, FL	33323
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 581-9993

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 31, 2014, Federated National Holding Company (the “Company”) entered into an underwriting agreement with Raymond James & Associates, Inc., as representative of the underwriters that are parties thereto (the “Underwriting Agreement”), pursuant to which the Company agreed to sell, and the underwriters agreed to purchase, 2,051,283 shares of the Company’s common stock at a price to the public of $19.50 per share and an underwriting discount of $1.121 per share, resulting in net proceeds to the Company, before offering expenses, of $18.379 per share, or approximately $37.7 million in aggregate net proceeds to the Company. The Company is using the net proceeds from the offering for general working capital purposes, including as statutory capital in support of the Company's growth and to sustain its capital levels after its investment in Monarch, once organized.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is filed herewith as Exhibit 1.1, and is incorporated by reference herein.

Item 8.01	Other Events.

On August 1, 2014, the Company issued a press release announcing the pricing of its common stock offering described above. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.
	1.1	Underwriting Agreement between Federated National Holding Company and Raymond James & Associates, Inc. and the other underwriters signatory thereto, dated July 31, 2014
5.1	Opinion of Broad and Cassel
23.1	Consent of Broad and Cassel (included as part of Exhibit 5.1)
99.1	Federated National Holding Company Press Release dated August 1, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED NATIONAL HOLDING COMPANY

Date: August 1, 2014	By: /s/ Michael H. Braun
Name: Michael H. Braun
Title: Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No	Exhibit Title

1.1	Underwriting Agreement between Federated National Holding Company and Raymond James & Associates, Inc. and the other underwriters signatory thereto, dated July 31, 2014
5.1	Opinion of Broad and Cassel
23.1	Consent of Broad and Cassel (included as part of Exhibit 5.1)
99.1	Federated National Holding Company Press Release dated August 1, 2014.